Exhibit 99.3

2829 Westown Parkway
Suite 200
West Des Moines, IA 50266
515-223-3788 Office
800-422-3087 Toll Free
515-223-7424 Fax

October 21, 2005

«NAME»

Attn: General Manager

«ADD1»

«ADD2»

«ADD3»

Dear Shareholder:

The enclosed “Preference Ballot for FCStone Class I Director – Southwestern Region” is being sent to our stockholders located within the Southwestern Region. Our Bylaws provide for our stockholders located within the Southwestern Region to cast preference ballots to be used as a part of the nomination process leading to election of a Class I Director from the Southwestern Region to the FCSTONE Board of Directors. Any person who is a resident of the Southwest Region and who is employed by a stockholder from the Southwestern Region is eligible to be a Class I Director from the Southwestern Region.

As provided by our Bylaws, the Board of Directors appointed a nominating committee composed of three persons from the Southwestern Region. This nominating committee has provided the candidates listed on the enclosed Preference Ballot. Information concerning each such candidate’s background is also enclosed. Please indicate your preference for the person to be selected by the Board of Directors as the Class I Director nominee from the Southwestern Region for election at our annual meeting.

FCSTONE will prepare and deliver to you free of charge a proxy statement in connection with its annual meeting of stockholders which is expected to be held on January 5, 2006. At this annual meeting, the stockholders of the company will elect directors of FCSTONE to fill vacancies created by the expiration of the terms of three Class I Directors and the Class II Director. You should read the proxy statement when it is available because it contains important information. FCSTONE’s proxy statement for the annual meeting of stockholders will be filed with the Securities and Exchange Commission and will be available free of charge on the SEC web site at www.sec.gov.

Please contact me if you have any questions on the above.

Sincerely,

Paul G. “Pete” Anderson, President

PREFERENCE BALLOT FOR FCSTONE CLASS I DIRECTOR-SOUTHWESTERN REGION

As provided in FCSTONE’s Bylaws, this Preference Ballot (the “Ballot”) is being sent to our stockholders located within the Southwestern Region (the “Southwestern Members”). Article III, Sections 4 and 5 of FCSTONE’s Bylaws provide for nomination procedures for the position of each Class I Director. Section 4 provides for the appointment of nominating committees for each region for which a Class I director term is to expire. Section 5 provides for a preference ballot listing candidates provided by the applicable nominating committee to be delivered to the shareholders from the applicable region. The nominating committee for the Southwestern Region provided the candidates listed below. This Ballot may be cast for either listed candidate or for any other person eligible to be a Class I Director from the Southwestern Region. A single nominee for Class I Director from the Southwestern Region will then be selected by the Board of Directors after considering the results of the Preference Ballots returned on or before November 30, 2005, and that single nominee will be reported to and placed in nomination before FCSTONE’s annual meeting to be held next January.

INSTRUCTIONS: Please complete, sign and return this Ballot to the address shown below on or before November 30, 2005.

Corporate Counsel

FCStone Group, Inc.

2829 Westown Parkway, Suite 200

West Des Moines, IA 50266

The following person, who is an employee of a stockholder of FCStone Group, Inc. from the Southwestern Region, is preferred by the undersigned for nomination at the annual meeting for election as the Class I Director from the Southwestern Region:

	Name of Nominee	Name of Nominee’s Employer
☐	Bruce Krehbiel	Kanza Cooperative, Iuka, KS

☐	Jackie (Jack) Woodall	Farmers Cooperative Assn., Snyder, OK

☐

Please sign below:

«NAME»
«ADD3»

By: